EXHIBIT 10.2

TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (the “Agreement”) is made and entered into as of the 8th day of August, 2002 by and between MARK D. THOMAS, an individual resident of the State of Georgia (“Thomas”), and ABC BANCORP, a Georgia corporation (“ABC”).

W I T N E S S E T H:

         WHEREAS, ABC and Thomas entered into that certain Executive Employment Agreement dated as of July 12, 1999 (the “Employment Agreement”); and

         WHEREAS, effective as of the date hereof, ABC and Thomas each desire to (a) formally terminate the Employment Agreement in its entirety, and (b) finally, fully and irrevocably settle any disputes, differences, disagreements, uncertainties, claims, charges or complaints which ABC and Thomas may have or claim between them and give their mutual and general releases of any and all of their respective claims in the manner and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

         1.       Cancellation of the Employment Agreement; Resignations.

(a) Notwithstanding any of the terms and conditions of the Employment Agreement to the contrary with respect to the termination thereof, ABC and Thomas hereby terminate the Employment Agreement, effective as of the date of this Agreement. ABC and Thomas agree that neither ABC nor Thomas shall have or possess any rights against or obligations to the other party to the Employment Agreement with respect to any of the representations, warranties, covenants and agreements set forth therein. To the extent the terms and conditions of this Agreement alter or vary the terms and conditions of the Employment Agreement, ABC and Thomas agree that the terms and conditions of this Agreement shall be deemed to have modified, amended and superseded the terms and conditions of the Employment Agreement, notwithstanding any terms or conditions therein to the contrary. ABC and Thomas further agree that ABC’s and Thomas’ obligations to each other as set forth in this Agreement shall be the only obligations of ABC and Thomas, and neither party hereto shall have any further duties or obligations to the other party hereto other than as set forth herein.

(b) Effective as of the date hereof, Thomas hereby resigns (i) as an officer of ABC and each of ABC’s subsidiaries, and (ii) from the Boards of Directors of ABC and each of ABC’s subsidiaries on which Thomas served prior to the date hereof.

         2.       Salary and Benefits Continuation. Notwithstanding the termination of the Employment Agreement as set forth in Section 1 hereof, and in addition to the mutual covenants,

agreements and releases granted herein, ABC agrees to (a) pay to Thomas cash in the aggregate amount of $95,833.33, less all taxes and applicable withholdings required under federal, state and local laws, at regular intervals in accordance with ABC’s normal payroll practices now or hereafter in effect between the date hereof and December 31, 2002, (ii) pay to Thomas cash in the amount of $134,166.67, less all taxes and applicable withholdings required under federal, state and local laws, on or before January 15, 2003, and (iii) issue to Thomas 2,000 shares of ABC’s common stock, par value $1.00 per share, on or before January 31, 2003 and otherwise in accordance with the terms of the restricted stock grant previously made to Thomas pursuant to ABC’s Omnibus Stock Ownership and Long Term Incentive Plan. Except as otherwise provided in this Section 2, after the date hereof, ABC will no longer provide to Thomas or his dependents any medical, hospitalization, dental or vision insurance or any employee, retirement or other compensation benefits under any of ABC’s employee benefits plans or otherwise as provided in Section 5 of the Employment Agreement, and Thomas shall not be entitled to any raises or increases in the amount of compensation set forth in this Section 2. The parties hereto acknowledge and agree that this Agreement does not in any way constitute a release or surrender by Thomas of the vested balance of his account as a participant in ABC’s 401(k) Profit Sharing Plan, and such vested balance will be held in Thomas’ name by ABC or the administrator of such plans in accordance with applicable law and the terms of such plans until ABC or such administrator receives instructions with respect to the disposition thereof.

         3.       Release by Thomas. As a material inducement to ABC to enter into this Agreement and to provide Thomas with the benefits set forth in Section 2 hereof, Thomas hereby irrevocably and unconditionally releases, waives, acquits, withdraws, retracts, forever discharges and covenants not to sue on, any and all claims, manner of actions, causes of action, whether at law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes (including, without limitation, attorneys’ fees and costs), known or unknown, fixed or contingent (collectively, “Claims”), which Thomas now has, owns or holds, or claims to have, own or hold, or which Thomas at any time heretofore had, owned or held, or claimed to have, own or hold, or which Thomas can, shall or may have, own, hold or claim hereafter, directly or indirectly, individually or in any capacity, against ABC or, to the extent applicable, any and all of the ABC’s present or former affiliates, subsidiaries, predecessors, successors and assigns, as the case may be, as well as its present or former owners, shareholders, members, investors, lenders, agents, independent contractors, directors, officers, partners, employees, associates, representatives, consultants, attorneys and insurers, by reason of any act, omission, matter, cause, conduct, claim, event or thing whatsoever, from the beginning of time to, and including, the date of the execution of this Agreement, including, without limitation, any act, omission, matter, cause, conduct, claim, event or thing arising out of or relating in any way to the Employment Agreement or Thomas’ employment with ABC or services to ABC or any of its subsidiaries as a director; provided, however, that nothing in this Agreement shall be construed as a release by Thomas of his right to assert any breach by ABC of any of the terms or conditions of this Agreement.

         4.       Release by ABC. As a material inducement to Thomas to enter into this Agreement, ABC hereby irrevocably and unconditionally releases, waives, acquits, withdraws, retracts, forever discharges and covenants not to sue on, any and all Claims which ABC now has, owns or holds, or claims to have, own or hold, or which ABC at any time heretofore had, owned or held, or claimed to have, own or hold, or which ABC can, shall or may have, own, hold or claim hereafter, directly or indirectly, individually or in any capacity, against Thomas or, to the extent applicable, any and all of Thomas’ heirs, personal representatives, administrators, affiliates, predecessors, successors and assigns, as well as his present or former agents, representatives, consultants, attorneys and insurers, arising out of any act, omission, matter, cause, conduct, claim, event or thing whatsoever, from the beginning of time to, and including, the date of the execution of this Agreement, including, without limitation, any act, omission, matter, cause, conduct, claim, event or thing arising out of or relating in any way to the Employment Agreement or Thomas’ employment with ABC or services to ABC or any of its subsidiaries as a director; provided, however, that nothing in this Agreement shall be construed as a release by ABC of its right to assert a breach by Thomas of any of the terms or conditions of this Agreement.

         5.       Restrictive Covenants. As a further material inducement to ABC to enter into this Agreement and to provide Thomas with the benefits set forth in Section 2 hereof, Thomas covenants and agrees with ABC as follows:

(a) For a period of two (2) years after the date hereof, Thomas shall not divulge or furnish any confidential information of ABC acquired by him while employed by ABC to any person, firm or corporation, other than to ABC or its subsidiaries or upon its or their written request, or use any such confidential information (which shall at all times remain the property of ABC) directly or indirectly for Thomas’ own benefit or for the benefit of any person, firm or corporation other than ABC. For purposes hereof, the term “confidential information” shall mean ABC’s and its subsidiaries’ non-public, confidential or proprietary information, including, without limitation, any and all tangible and intangible information, whether oral, in writing or in any other medium, whether developed by Thomas or furnished to Thomas by third parties at the direction of ABC, concerning the policies, plans, procedures or customers of ABC or its subsidiaries or the business, financial condition, operations, assets, liabilities and contingencies of ABC or its subsidiaries.

(b) Thomas hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than ABC and its subsidiaries any trade secrets (as defined in §10-1-761 of the Official Code of Georgia Annotated) of ABC or any of its subsidiaries for as long as they remain trade secrets.

(c) For a period of two (2) years after the date hereof, Thomas shall not, directly or indirectly, use any of ABC’s confidential information or trade secrets to provide Banking Business (as hereinafter defined) to, or solicit the Banking Business of, any customer of ABC or any of its subsidiaries, or assist any actual or potential competitor of ABC or any of its subsidiaries to provide Banking Business to, or solicit the Banking Business of, any such customer using such confidential information or trade secrets.

(d) For a period of two (2) years after the date hereof, Thomas shall not, directly or indirectly, as principal, agent or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any business or venture which competes with the Banking Business within a 50-mile radius of any office or branch office location of ABC or any of its subsidiaries as of the date hereof.

(e) If Thomas subsequently (i) uses ABC’s confidential information or trade secrets to provide Banking Business to, or solicit the Banking Business of, any customer of ABC or any of its subsidiaries, or assists any actual or potential competitor of ABC or any of its subsidiaries to provide Banking Business to, or solicit the Banking Business of, any such customer using such confidential information or trade secrets, or (ii) engages, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, in any business or venture which competes with the Banking Business within a 50-mile radius of any office or branch office location of ABC or any of its subsidiaries as of the date hereof, then ABC may immediately terminate any compensation provided to Thomas herein.

(f) The term “Banking Business” shall mean the business of operating a financial institution or bank holding company, including the provision of retail, commercial, trust, mortgage and investment banking products and services and the management of companies that provide such products and services, as conducted by ABC and its subsidiaries during Thomas’ employment by ABC.

(g) Thomas shall immediately turn over to ABC all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other confidential information or documents of ABC or its affiliates in the possession or control of Thomas, all of which writings are and will continue to be the sole and exclusive property of ABC or its affiliates, as the case may be.

Thomas acknowledges that irreparable loss and injury would result to ABC upon the breach of any of the covenants contained in this Section 5 and that damages arising out of such breach would be difficult to ascertain. Thomas hereby agrees that, in addition to all other remedies provided at law or in equity, ABC may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Thomas of any covenant contained in this Section 5, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 5 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.

         6.       No Disparagement. Each party hereto covenants and agrees that such party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other party hereto or, to the extent applicable, such party’s officers, directors, employees, shareholders, investors, lenders, agents, independent contractors, associates, representatives, consultants, attorneys and family members; provided, however, that this Section 6 shall not be construed to require any person or entity to provide other than truthful testimony when compelled to testify.

         7.       Confidentiality of this Agreement. The parties hereto agree and acknowledge that the nature, terms, conditions and substance of this Agreement are strictly confidential and shall be kept confidential by the parties hereto and all of their agents, representatives, employees, attorneys and spouses, as the case may be, from and after the date hereof and shall not be disclosed at any time to any other person or entity whomsoever without the prior written consent of the parties to this Agreement, except (a) as necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities; (b) in the performance of personal or business financial planning; or (c) as necessary in connection with any party hereto obtaining advice from counsel. In addition, any term hereof may be disclosed during any lawsuit or other proceeding brought to enforce the terms of this Agreement or as required pursuant to legal subpoena or court order. It is expressly understood, however, that it is each party’s intent to strictly enforce the terms of this confidentiality provision and that each such party intends to exercise all of such party’s rights to the maximum extent provided by the law if there is a breach of this or any other provision of this Agreement. The parties hereto further agree that upon the receipt of a subpoena or other legal request for information contained in or regarding the nature, terms, conditions or substance of this Agreement by any party hereto, such party shall promptly notify the other party hereto in writing of such request, if such notice is permitted by law, and shall give such other party hereto the opportunity to object to the disclosure of such information before responding to any such request.

         8.       No Admission; No Further Uses. The parties hereto agree and acknowledge that this Agreement is the result of a compromise and shall never at any time or for any purpose be construed as an admission by either party to this Agreement of any wrongdoing or any liability or responsibility to the other party to this Agreement (or to any other person), and each of the parties to this Agreement specifically and vigorously disclaims any wrongdoing or any liability or responsibility to the other party to this Agreement (or to any other person). This Agreement shall not be used in any legal proceeding or for any purpose except to enforce the provisions hereof. All negotiations, proceedings and statements made in connection herewith shall be made without prejudice to any party hereto and shall not be deemed or construed to be admissions by any party of any act, omission, matter or proposition.

         9.       No Additional Reliance. The parties hereto agree and acknowledge that, in executing this Agreement, they did not rely upon and have not relied upon any representations or statements not expressly a part hereof that have been made by the other party to this Agreement or by the agents, representatives or attorneys of the other party hereto with regard to the subject matter, basis or effect hereof.

         10.      No Assignments. Each of the parties hereto represents that such party has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein, and agrees to indemnify, defend and hold the other party hereto harmless from any and all claims based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any Claims or any portion thereof or interest therein.

         11.      Further Assurances. Each party hereto covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary to appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

         12.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective heirs, personal representatives, administrators, successors and assigns, as the case may be.

         13.      Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without giving effect to any principles of conflicts of laws.

         14.      Specific Performance; Attorneys’ Fees. This Agreement may be specifically enforced, and injunctive relief may be granted to prevent a breach of this Agreement since there is no adequate remedy at law. Each party hereto shall be entitled to an award of its reasonable costs and expenses, including, without limitation, attorneys’ fees, in any successful proceeding brought hereunder against one or more of the parties hereto.

         15.      Severability. Should any part, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or otherwise unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions hereof shall be deemed not to be affected, and this Agreement shall be interpreted and enforced as if such illegal, invalid or unenforceable part, term or provision, to the extent possible, is not contained herein.

         16.      Construction. As used in this Agreement, the masculine shall include the feminine or neuter gender, and the singular shall include the plural, whenever the context so indicates or requires.

         17.      No Release from Future Actions or Inactions. Nothing contained herein shall be construed as a release by either of the parties hereto of, or an agreement by either of the parties hereto not to sue on, any claims, manner of actions, causes of action, whether at law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes (including attorneys’ fees and costs) arising out of any act, omission, matter, cause, conduct, claim, event or thing whatsoever which may occur from the date of the execution hereof to the end of time.

         18.      Entire Agreement. This Agreement sets forth the complete and exclusive statement of the terms of the agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

         19.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall be deemed to be one and the same Agreement. Executed counterparts may be delivered via facsimile transmission.

         20.      Participation in Negotiations. EACH OF THE UNDERSIGNED PARTIES ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS PARTICIPATED IN THE NEGOTIATION OF AND CAREFULLY READ EACH OF THE TERMS AND PROVISIONS OF THIS TERMINATION AGREEMENT AND UNDERSTANDS ITS CONTENTS, AND THAT SUCH PARTY EXECUTED THIS TERMINATION AGREEMENT AS SUCH PARTY’S OWN FREE ACT AND DEED.

[Signatures Next Page]

         IN WITNESS WHEREOF, Thomas has executed and delivered this Agreement, and ABC has caused this Agreement to be executed and delivered by its duly authorized officer, all as of the date and year first written above.

/s/ MARK D. THOMAS

MARK D. THOMAS

ABC BANCORP
By:	/s/ KENNETH J. HUNNICUTT

Kenneth J. Hunnicutt, Chief Executive Officer

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